Exhibit 21.1

Legal Name	Jurisdiction
BMFC, LLC	Delaware
Booj, LLC	Delaware
First Leads, LLC	Delaware
Maximized Promotions, Inc.	British Columbia, Canada
Motto Franchising, LLC	Delaware
Motto Marketing Fund, LLC	Delaware
RE/MAX, LLC	Delaware
RE/MAX Ancillary Services, LLC	Delaware
RE/MAX Brokerage, LLC	Delaware
RE/MAX Caribbean Islands, LLC	Delaware
RE/MAX Foreign Holdings, LLC	Delaware
RE/MAX Integrated Regions, LLC	Delaware
RE/MAX Marketing Fund, LLC	Delaware
RE/MAX Ontario-Atlantic Canada, Inc.	British Columbia, Canada
RE/MAX of Western Canada (1998), LLC	Delaware
RE/MAX Promotions, Inc.	British Columbia, Canada
RMCO, LLC	Delaware
Sacagawea, LLC	Delaware
Seventy3, LLC	Delaware
Statewide RES, Inc.	Texas
STC Northwest, LLC	Delaware
Syracuse Development Company, LLC	Delaware
The Gadberry Group, LLC	Delaware
Wemlo, LLC	Delaware